Exhibit 2.2
                                                             EXECUTION COPY
                                                             --------------

                              AMENDMENT NO. 1
                   TO AMENDED AND RESTATED MEMORANDUM OF
                               UNDERSTANDING


          This AMENDMENT NO. 1 to the AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING, dated as of November 15, 2001, by and between The Furukawa Electric Co., Ltd., a corporation organized under the laws of Japan ("FURUKAWA"), and CommScope, Inc., a Delaware corporation ("COMMSCOPE"), (this "AMENDMENT"), is entered into as of October 9, 2002 by and between Furukawa and CommScope.

          WHEREAS, Furukawa and CommScope have entered into an Amended and Restated Memorandum of Understanding, dated as of November 15, 2001, (the "MOU");

          WHEREAS, Lucent Technologies Inc. ("LUCENT"), CommScope and Furukawa have entered into a Financing Agreement, dated as of July 24, 2001, as amended and supplemented by the Supplement to the Financing Agreement, dated as of November 9, 2001 (as supplemented, the "FINANCING AGREEMENT");

          WHEREAS, CommScope, Furukawa and Lucent have entered into a Stock Purchase Agreement dated as of October [ ], 2002; and

          WHEREAS, Furukawa and CommScope desire to amend the definition of "Exercise Period" and the time period for payment of the Exercise Price.

          NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment, and intending to be legally bound hereby, Furukawa and CommScope agree as follows:

     Section 1. DEFINED TERMS. Defined terms not otherwise defined herein shall have the meanings assigned to such terms in the MOU.

     Section 2. AMENDMENT TO DEFINITION OF EXERCISE PERIOD; PAYMENT OF EXERCISE PRICE. The following amendments are made to Section 5.6:

     (a) The definition of "Exercise Period" in Section 5.6 is hereby amended by deleting "commencing on the earlier to occur of (i) May 1, 2004 and (ii) the date that the Cable JV delivers to the CTV Member, in accordance with Section 10.2 of the Amended LLC Agreement, audited financial statements for the fiscal year ending December 31, 2003 and ending on the date that is three months after such date" and replacing it with "commencing on February 15, 2006 and ending on March 15, 2006."

     (b) All references to "100 calendar days" in Section 5.6 shall be amended by deleting "100 calendar days" and replacing it with "80 calendar days".

For the avoidance of doubt, no other amendments are made to Section 5.6.

     Section 3. EFFECTIVENESS. This Amendment shall be effective as of the date first written above.

     Section 4. GOVERNING LAW. THIS AMENDEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABLILITY, PERFORMANCE AND REMEDIES.

     Section 5. CONTINUATION. Furukawa and CommScope agree and acknowledge that, except as otherwise amended hereby, the MOU continues in full force and effect in accordance with its terms.

     Section 6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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


     IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Amendment to be duly executed, as of the date first above written.



COMMSCOPE, INC.


By: /s/ Frank M. Drendel
   --------------------------
     Name:  Frank M. Drendel
     Title: Chairman and Chief Executive Officer



THE FURUKAWA ELECTRIC CO., LTD.


By: /s/ Osamu Sato
   --------------------------
     Name:  Osamu Sato
     Title: Managing Director


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